Execution version

Term Loan Agreement (SOFR)

THIS TERM LOAN AGREEMENT (including all riders, annexes, exhibits and schedules hereto, this “Agreement”) is entered into as of October 19, 2023 (the “Closing Date”), by and between H HALSTON IP, LLC, a Delaware limited liability company (“Borrower”), and ISRAEL DISCOUNT BANK OF NEW YORK (“Bank”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
DEFINITIONS
1.1CERTAIN DEFINITIONS.  The following terms will have the following meanings:

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to vote for the election of directors or managers or the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise.

“Assignment Agreement” means the Assignment Agreement, in form and substance reasonably satisfactory to Bank, between Holdco and Borrower, pursuant to which Holdco shall have assigned to Borrower all of its right, title and interest in the Trademarks.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.5.

“Bank” has the meaning set forth in the preamble to this Agreement.

“Bank Expenses” has the meaning set forth in Section 8.3.

“Bank Product Obligations” means, collectively, all obligations and other liabilities of Borrower to Bank arising with respect to Bank Products, including, without limitation, Hedging Obligations.

“Bank Products” means any of the following services provided to Borrower by Bank: (a) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts, (b) card services, including credit cards (including purchasing cards and commercial cards), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services, and (c) Hedging Transactions.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.5(a).

“Benchmark Replacement” means with respect to any Benchmark Transition Event, any alternative set forth below and in such order of priority as Bank shall determine in its sole and absolute discretion:

(a)Daily Simple SOFR; or
(b)the sum of: (i) the alternate benchmark rate that has been selected by Bank and Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark used by banks in the New York lending market for bilateral credit facilities, which is administratively feasible for Bank to establish and provide to its customers and which is generally adopted by Bank in its business; and (ii) an adjustment (which may be a positive or negative value or zero) that has been selected by Bank and Borrower, giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated bilateral facilities at such time;

provided, that in the event the Term Loan is hedged pursuant to one or more swap agreements (the “Hedged Exposure”), then the Benchmark Replacement for such Hedged Exposure shall have the meaning in effect from time to time ascribed to the “Floating Rate Option” under the relevant Confirmation(s) (as each such terms are defined in the related swap agreement).

“Benchmark Transition Event” means, with respect to the then-current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof), by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component thereof), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component thereof) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component thereof), announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or (b) all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative of the underlying market and economic reality that such Benchmark (or such component thereof) is intended to measure and that representativeness will not be restored.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in New York, New York under the rules and regulations of the Federal Reserve System.

“Change in Control” means the occurrence of any transaction by which the holders of the Equity Interests of Borrower as of the Closing Date shall cease to own, free and clear of all Liens or other encumbrances, at least a majority of the outstanding voting equity interests of Borrower on a fully diluted basis.

“Closing Date” has the meaning set forth in the preamble to this Agreement.

“Code” means the New York Uniform Commercial Code, as in effect from time to time, provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Code” shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.  To the extent that defined terms set forth in this Agreement have different meanings under different Articles under the Uniform Commercial Code, the meaning assigned to such defined term under Article 9 of the Uniform Commercial Code will control.

“Collateral” means all real and personal property in which Bank has been granted a security interest or Lien pursuant to the Security Agreement or any other Loan Document, together with any products and proceeds of the foregoing, including, without limitation, the “Collateral” as defined in the Security Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit 5.1(c) hereto, with appropriate insertions, to be submitted to Bank by Borrower pursuant to this Agreement and by a Responsible Officer of Borrower.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.3(b) and other technical, administrative or operational matters) that Bank decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Bank in a manner substantially consistent with market practice (or, if Bank decides that adoption of any portion of such market practice is not administratively feasible or if Bank determines that no market practice for the administration of any such rate exists, in such other manner of administration as Bank decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Bank in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for bilateral business loans; provided that if Bank decides that any such convention is not administratively feasible for Bank, then Bank may establish another convention in its reasonable discretion.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means an event, condition or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means a rate equal to five percent (5%) per annum.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States.

“EBITDA” means earnings before interest, taxes, depreciation and amortization.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“Event of Default” has the meaning set forth in Section 7.1.

“Excluded Taxes” means any of the following taxes imposed on or with respect to Bank or required to be withheld or deducted from a payment to Bank: (a) taxes imposed on or measured by net income (however denominated) and taxes in lieu thereof, in each case, (i) imposed as a result of Bank being organized under the laws of, or having its principal office or, its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof) or (ii) that are imposed as a result of a present or former connection between Bank and the jurisdiction imposing such tax (other than connections arising from Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced the Loan Documents, or sold or assigned an interest in the Term Loan or the Loan Documents), (b) withholding taxes imposed on amounts payable to or for the account of Bank with respect to an applicable interest in the Term Loan pursuant to a law in effect on the date on which (i) Bank acquires such interest in the Term Loan or (ii) Bank changes its lending office, (c) taxes attributable to Bank’s failure to comply with any documentation requirement necessary to reduce or avoid taxes, which documentation the Bank is reasonably able to provide, and (d) any taxes imposed under the United States Foreign Account Tax Compliance Act.

“Existing Liens” shall mean, collectively, the Liens described in Section 6 of the Information Certificate.

“Expiration Date” has the meaning set forth in Section 2.4(c).

“FCPA” has the meaning set forth in Section 3.11(b).

“Fixed Charge Coverage Ratio” means, with respect to any fiscal period of Borrower, the ratio of (a) the sum of (i) Net Income for such period, plus (ii) depreciation expenses for such period, plus (iii) amortization expenses for such period, plus (iv) interest expense for such period, plus (v) tax expense for such period, minus (vi) dividends and distributions made during such period, minus (vii) taxes paid in cash during such period, to (b) the sum of (i) the aggregate amount of all principal payments on the Term Loan scheduled to be made during such period, plus (ii) interest paid in cash during such period on account of the Term Loan.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Guaranteed Minimum Royalties” has the meaning set forth in the License Agreement.

“Guarantee” means any Guaranty Agreement in favor of Bank executed and delivered by one or more Guarantors.

“Guaranteed Minimum Royalty Ratio” means, with respect to any fiscal period of Borrower, the ratio of (a) the sum of Guaranteed Minimum Royalties for such period, to (b) the sum of (i) the aggregate amount of all principal payments on the Term Loan scheduled to be made during such period, plus (ii) interest paid in cash during such period on account of the Term Loan.

“Guarantor” means any Person that has guaranteed all or any part of the Obligations, including pursuant to the Guarantee.

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transaction.

“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any

International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Holdco” means H Licensing, LLC, a Delaware limited liability company.

“Indebtedness” means the following, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several: (i) all obligations for borrowed money; (ii) all obligations in respect of surety bonds and letters of credit; (iii) all obligations evidenced by notes, bonds, debentures or other similar instruments, (iv) all capital lease obligations; (v) all obligations or liabilities of others secured by a Lien on any asset of Borrower, whether or not such obligation or liability is assumed; (vi) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices); and (vii) all guaranties of the obligations of another Person.

“Indemnified Parties” and “Indemnified Party” have the meanings assigned to such terms in Section 8.6.

“Information Certificate” means any Information Certificate executed and delivered to Bank by Borrower in connection with this Agreement or the Security Agreement, the form of which is attached to the Security Agreement, as such certificate may be amended, restated, supplemented or otherwise modified from time to time.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any Debtor Relief Law.

“Intellectual Property” means any and all intellectual property, including copyrights, copyright licenses, patents, patent licenses, trademarks (including the Trademarks), trademark licenses, technology, know-how and processes, all rights therein, and all rights to sue at law or in equity for any past, present, or future infringement, violation, misuse, misappropriation or other impairment thereof, whether arising under US, multinational or foreign laws or otherwise, including the right to receive injunctive relief and all proceeds and damages therefrom.

“Interest” means the annual rate of interest payable on the Term Loan in accordance with Section 2.2(a).

“Interest Period” means, initially, the period commencing on the date the Term Loan is borrowed and ending on the last day of the calendar month in which the Term Loan is borrowed and, thereafter, the period commencing on the first day of each calendar month and ending on the last day of such calendar month; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall end on the next preceding Business Day, (ii) no Interest Period shall extend beyond the Maturity Date and (iii) no tenor that has been removed from this definition pursuant to Section 2.5 shall be available.

“Late Charge” has the meaning given to such term in Section 2.2(e).

“License Agreement” means the 2023 Halston-GIII License Agreement, dated May 15, 2023, between Borrower and Licensee, as amended to and in effect on the date hereof.

“Licensee” means, individually and collectively, G-III Leather Fashions, Inc. and G-III Apparel Canada, ULC.

“Lien” means, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or its income, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement, or any agreement to provide any of the above, and the filing of any financing statement or similar instrument under the Code or comparable law of any jurisdiction.

“Loan Account” has the meaning set forth in Section 2.1(b).

“Loan Documents” means this Agreement, the Note, the Security Agreement, the Payment Direction Notice, the Pledge Agreement, the Negative Pledge Agreement, each Guarantee (if any), each Information Certificate, each rider, each schedule, each exhibit, and each contract, instrument, agreement and other document that (a) are required by this Agreement, (b) are at any time entered into or delivered to Bank in connection with this Agreement or the Term Loan or (c) otherwise creates, evidences or secures any of the Obligations.

“Margin” means four hundred twenty-five basis points (4.25%).

“Material Adverse Change” means (a) any event or condition that Bank in good faith believes impairs, or is likely to impair, the prospect of payment or performance by Borrower of any of the Obligations, or any Guarantor (if any) of its obligations, (b) a material adverse change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower or any Guarantor (if any), (c) a material impairment of Bank’s ability to enforce the Obligations, or (d) a material impairment of the enforceability or priority of Bank’s Liens with respect to any of the Collateral; provided that the existence of Permitted Liens shall not be a material impairment under this clause (d).

“Maturity Date” means October 19, 2028.

“Negative Pledge Agreement” means the Negative Pledge Agreement, dated as of the date hereof, made by Borrower in favor of Bank, with respect to Borrower’s Intellectual Property.

“Net Income” means the net income of Borrower, determined in accordance with GAAP; provided, that revenue derived from the $5,000,000 upfront payment by Licensee pursuant to the License Agreement shall be excluded from the calculation of Net Income.

“Note” means that certain Term Loan Promissory Note issued by Borrower in favor of Bank dated the date of this Agreement.

“Notice Threshold Amount” means $250,000.00.

“Obligations” means (a) all loans (including the Term Loan), debts, principal, interest (including any interest that accrues after the beginning of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and any other reimbursement or indemnification obligations with respect to letters of credit issued by Bank for the account of Borrower (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account), obligations (including indemnification obligations), fees, Bank Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by Borrower under or evidenced by this Agreement or any of the other Loan Documents, and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, liquidated or unliquidated, determined or undetermined, voluntary or involuntary, due, not due or to become due, sole, joint, several or joint and several, incurred in the past or now existing or hereafter arising, under any Loan Document, and including all interest not paid when due, and all other expenses or other amounts that Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents; and (b) all Bank Product Obligations, together with all renewals, extensions, modifications or refinancings of any of the foregoing.  Any reference in this Agreement or in the Loan Documents to the Obligations will include all or any portion of the Obligations and any extensions, modifications, renewals, or alterations of the Obligations, both prior and subsequent to any Insolvency Proceeding.

“OFAC” has the meaning set forth in Section 3.11(a).

“Parent” means Xcel Brands, Inc., a Delaware corporation.

“Patriot Act” means Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA Patriot Act of 2001).

“Payment Direction Notice” means the Payment Direction Notice, dated as of the date hereof, from Borrower and Bank to Licensee.

“Permitted Indebtedness” means Indebtedness which is subordinated to Obligations upon terms satisfactory to Bank in its sole discretion as long as no Default or Event Default has then occurred and is continuing or would result from the incurrence of such Indebtedness.

“Permitted Investments” means investments in deposit accounts maintained with Bank or otherwise permitted hereunder in the ordinary course of business.

“Permitted Lien” means (a) Liens for unpaid taxes, assessments, or other governmental charges or levies that are not yet delinquent; (b) the interests of lessors under operating leases and non-exclusive licensors under license agreements; (c) purchase-money Liens or the interests of lessors under capital leases to the extent that such Liens or interests secure Permitted Indebtedness consisting of purchase-money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the cash proceeds, (ii) such Lien only secures the purchase-money Indebtedness that was incurred to acquire the asset purchased or acquired; (d) Existing Liens; and (e) other Liens which are subordinated to the Liens of Bank upon terms satisfactory to Bank in its sole discretion as long as no Default or Event Default has then occurred and is continuing or would result from the subordination of such Liens.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and their political subdivisions.

“Pledge Agreement” means the Membership Interest Pledge Agreement, dated as of the date hereof, made by Parent and Holdco in favor of Bank with respect to the Equity Interests of Borrower and Holdco.

“Prime Rate” means at any time, the rate of interest most recently announced by Bank at its principal office as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.  Each change in the rate of interest based on the Prime Rate will become effective on the date each Prime Rate change is announced by Bank.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Responsible Officer” means, any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of Borrower or such other representative of Borrower as may be designated in writing by any one of the foregoing and acceptable to Bank in its sole discretion.

“Sanctions” has the meaning set forth in Section 3.11(a).

“Security Agreement” means, collectively, that certain Security Agreement, dated as of the date hereof, made by Borrower in favor of Bank, and any other security agreements executed from time to time by Borrower in favor of Bank.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Subsidiary” of a Person means a corporation, partnership, limited liability company or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company or other entity.  Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of Borrower.

“Taxes” has the meaning set forth in Section 8.4.

“Term Loan” means the term loan made by Bank to Borrower on the Closing Date pursuant to Section 2.1 in the original principal amount of Five Million Dollars ($5,000,000).

“Term SOFR” means the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Bank in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Trademarks” has the meaning set forth in the License Agreement and shall include, without limitation, “Halston”, “H Halston”, “Halston Studio” and all derivatives and variations whether currently existing or hereafter developed.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

1.2TERMS GENERALLY.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), any reference herein to any Person shall be construed to include such Person’s successors and assigns, the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, all references herein to Articles, Sections, Exhibits, riders, and Schedules shall be construed to refer to Articles and Sections of, and Exhibits, riders, and Schedules to, this Agreement, any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  All terms defined in Article 9 of the Code and not otherwise defined are used herein as therein defined.
1.3ACCOUNTING TERMS; CHANGES IN GAAP.
(a)Accounting Terms.  Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall be construed in conformity with GAAP.  Financial statements and other information required to be delivered by Borrower to the Bank pursuant to Section 5.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)Changes in GAAP.  If Borrower notifies Bank that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Bank notifies Borrower that Bank requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
ARTICLE 2
CREDIT TERMS
2.1TERM LOAN.
(a)Term Loan.  Subject to the terms and conditions of this Agreement, Bank agrees to make a single term loan to Borrower on the Closing Date in a principal amount equal to Five Million Dollars ($5,000,000).  The execution and delivery of this Agreement by Borrower and the satisfaction of all conditions precedent pursuant to Section 4.1 shall be deemed to constitute Borrower’s request to borrow the Term Loan on the Closing Date.  Amounts repaid in respect of the Term Loan may not be reborrowed.
(b)Charges to Loan Account; Clearance Charge.  Bank will maintain an account on its books and records in the name of Borrower (the “Loan Account”) in which will be recorded the Term Loan and all other Obligations; provided, that the failure of Bank to so record the Term Loan or any other Obligation shall not affect the obligation of Borrower to repay the Term Loan or other Obligation.  Borrower unconditionally authorizes Bank to collect all principal, interest, fees, indemnification obligations, reimbursement of expenses and other Obligations or amounts due under this Agreement or any of the other Loan Documents (including, but not limited to, costs and expenses relating to Bank’s attorneys’ fees), in each case, as they become due from time to time, by charging the Loan Account or any deposit account maintained by Borrower with Bank.  All periodic statements relating to the Loan Account (if any) will be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Bank unless Borrower delivers written objection to Bank within 30 days after receipt by Borrower.
(c)Interest Elections.
(i)Upon the expiration of each Interest Period, Bank shall continue the Term Loan for a successive Interest Period.
(ii)During the existence of an Event of Default, Bank may, at its option, convert the base rate of interest on the Term Loan from Term SOFR to the Prime Rate.
2.2INTEREST/FEES.
(a)Interest.  Interest shall be payable on the outstanding daily unpaid principal amount of the Term Loan from the date hereof until payment in full is made and shall accrue and be payable at the rates set forth or provided for herein, before and after default, before and after maturity, before and after judgment and before and after the commencement of any proceeding under any Debtor Relief Law.  Except as otherwise provided in Section 2.2(b), below, the unpaid principal amount of the Term Loan shall bear interest at a rate per annum equal to Term SOFR for the applicable Interest Period plus the Margin.

(b)Default Rate.
(i)Upon the occurrence and during the continuation of any Event of Default and at any time following the Expiration Date, at the sole discretion of Bank, the Obligations shall thereafter bear interest at the Default Rate plus the interest rate applicable immediately prior to the occurrence of such Event of Default, to the fullest extent permitted by applicable law.
(ii)Bank may assess the Default Rate commencing as of the date of the occurrence of an Event of Default or as of any date after the occurrence of an Event of Default regardless of the date of reporting or declaration of such Event of Default.
(iii)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be compounded monthly, on the last day of each calendar month, to the fullest extent permitted by applicable law.
(c)Payment of Interest.  Accrued and unpaid Interest will be payable monthly on the first day of each month during the term hereof and on the Expiration Date.  Any accrued interest outstanding after the Expiration Date will be payable upon demand.
(d)Term SOFR Conforming Changes.  In connection with the use or administration of Term SOFR, Bank will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.  Bank will promptly notify Borrower of the effectiveness of any such Conforming Changes.
(e)Payment of Fees.  Borrower will pay to Bank the following fees, as and when such fees are due and payable:
(i)On the Closing Date, a commitment fee of $50,000 in immediately available funds, which documentation fee shall be fully earned as of the Closing Date and non-refundable; and
(ii)All other fees for financial services and products offered by Bank in accordance with its internal policies governing such fees.

Bank is hereby authorized to debit Borrower’s deposit and/or operating account at Bank for payment of the foregoing fees.

(f)Late Charge. Borrower shall unconditionally pay to Bank a late charge (the “Late Charge”) equal to the greater of (a) five (5%) percent of the payment then due or (b) $200.00, if any such payment in whole or in part is not received by Bank within ten (10) days after its due date.  The Late Charge is in addition to the Default Rate, if applicable, and shall be payable together with the next payment due hereunder or, at Bank’s option, upon demand by Bank, provided, however, that if any such late charge is not recognized as liquidated damages for such delinquency, and if deemed to be interest in excess of the amount permitted by applicable law, Bank shall be entitled to collect a late charge only at the highest rate permitted by law, and any payment actually collected by Bank in excess of such lawful amount shall be deemed a payment in reduction of the principal sum then outstanding, and shall be so applied.

(g)Computation of Interest and Fees.  Interest and fees will be computed on the basis of a three hundred sixty (360)-day year (or, in connection with interest on Term Loans accruing interest at the Prime Rate, a three hundred sixty-five (365) or three hundred sixty-six (366)-day year, as applicable) for the actual number of days elapsed.
(h)Interest Statements.  Bank shall provide written statements to Borrower with respect to interest due and payable hereunder to the extent that Borrower is not then utilizing Bank’s “Stucky Netlink” system (or any other electronic transmission system approved by Bank); provided, that any failure by Bank to provide (or timely provide) any such interest statement shall not affect Borrower’s obligation hereunder to pay such interest as and when due.
2.3ADDITIONAL COSTS.
(a)Increased Costs.  Borrower will reimburse Bank, on demand, for Bank’s costs or losses arising from any occurrence, after the date of this Agreement, of the adoption or taking effect of any new or changed law, rule, regulation or treaty, or the interpretation thereof, or the issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority, in each case, which are allocated to this Agreement or any credit outstanding under this Agreement, provided that Borrower shall not be required to compensate Bank pursuant to this section for costs or loss incurred more than 270 days prior to the date that Lender notifies Borrower of the event giving rise to such costs or losses and of Lender’s intention to claim compensation therefor; provided, further that, if such event giving rise to such costs or losses is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.  The allocation will be made as determined by Bank in good faith.  Such costs or losses may include, without limitation, costs or losses arising out of any such change in law related to: any reserve or deposit requirements (excluding any reserve requirement already reflected in the calculation of the interest rate in this Agreement); and any capital requirements relating to Bank’s assets and commitments for credit.
(b)Compensation for Losses.  In the event of (i)  the payment of any principal of the Term Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), or (ii) the failure to prepay the Term Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, Borrower shall compensate Bank for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds.  A certificate of Bank setting forth any amount or amounts that Bank is entitled to receive pursuant to this section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(c)Temporary Inability to Determine Rates.  Subject to Section 2.5, if prior to the first day of any Interest Period, Bank shall have determined (which determination shall be conclusive and binding upon Borrower, absent manifest error) that Term SOFR cannot be determined pursuant to the definition thereof, but not due to any of the reasons set forth in Section 2.5, Bank shall forthwith furnish notice of such determination, confirmed in writing, to Borrower and thereafter the base rate of interest on the Term Loan shall, on the last day of the then applicable current Interest Period, be converted from Term SOFR to the Prime Rate until Bank notifies Borrower that the circumstances giving rise to such determination no longer exist.
(d)Illegality.  If Bank determines that any law has made it unlawful, or that any governmental authority has asserted that it is unlawful, for Bank to make, maintain or fund loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR, then, upon notice thereof to Borrower, the base rate of interest on the Term Loan shall, on the last day of the then applicable current Interest Period or, if necessary to avoid such illegality, immediately, be converted from Term SOFR to the Prime Rate until Bank notifies Borrower that the circumstances giving rise to such determination no longer exist.
2.4REPAYMENT; TERM AND TERMINATION.
(a)Loan Repayment.  Borrower shall repay the aggregate outstanding principal balance of the Term Loan in quarterly installments of principal in the amount of Two Hundred Fifty Thousand Dollars ($250,000) each, together with all accrued and unpaid interest as of each such payment date, commencing on April 1, 2024 and continuing on the first day of each quarter thereafter until the Maturity Date.  To the extent not previously paid, the outstanding principal balance of the Term Loan and all unpaid interest thereon shall be paid in full on the Maturity Date.
(b)The unpaid principal amount of the Term Loan may, at any time and from time to time, be voluntarily paid or prepaid in whole or in part as provided herein and subject to any additional amounts due and payable in accordance herewith.  Any payment due under the Note or any other Loan Document which is paid by check or draft shall be subject to the condition that any receipt issued therefore shall be ineffective unless and until the amount due is actually received by Bank.
(c)Expiration Date.  If not sooner paid, all Obligations hereunder shall be due and payable on the earliest to occur of the following (the “Expiration Date”): the Maturity Date; or upon acceleration following an Event of Default.  No termination of the obligations of Bank will relieve or discharge Borrower of its duties, obligations, or covenants under this Agreement or under any other Loan Document.
(d)Time and Date of Payments.  Each payment due under the Note or any Loan Document shall be made to Bank at such bank account as Bank may designate by written notice to Borrower, in immediately available funds not later than 3:00 p.m., New York local time, on the day of payment. All payments received after such time shall be deemed received on the next succeeding Business Day. If any payment of principal or interest shall be due on a date that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest.
(e)Application of Payments. Unless otherwise specified by Borrower, each payment, other than payments made pursuant to Section 2.4(a), received by Bank shall be applied as follows: (i) first, to the payment of any and all costs, fees and expenses incurred by or payable to Bank in connection with any of the Loan Documents, including all Bank Expenses; second, to the payment of all accrued and unpaid interest hereunder; third, to the payment of the unpaid principal amount of the Term Loan; and fourth, to all other Obligations owed by Borrower or any Guarantor to Bank or (ii) in any other manner which Bank may, in its sole discretion, elect from time to time. Each prepayment of the Term Loan shall be applied to the installments of the Term Loan in inverse order of maturity and shall be accompanied by accrued and unpaid interest to the date of such prepayment on the amount prepaid.

2.5Benchmark Replacement Setting
.
(a)Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event has occurred prior to any setting of the then-current Benchmark, then the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to Borrower by Bank without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document.
(b)Benchmark Replacement Conforming Changes.  In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Bank will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)Notices; Standards for Decisions and Determinations.  Bank will promptly notify the Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement; provided that any failure to so notify will not affect Bank’s rights hereunder. Any determination, decision or election that may be made by Bank pursuant to this Section 2.5, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.5.
(d)Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate), then Bank may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) Bank may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.
(e)Disclaimer.  The interest rate on the Term Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, this Section 2.5 provides a mechanism for determining an alternative rate of interest. Bank does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the administration, submission, calculation of or any other matter related to the rates in the definition of “Term SOFR” or with respect to any component definition thereof or rates referenced in the definition thereof or any alternative, comparable or successor rate thereto (including any Benchmark or any Benchmark Replacement or the effect, implementation or composition of any Benchmark Replacement Conforming Changes) and including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant hereto, will be similar to, or produce the same value or economic equivalence of, such Benchmark or any other Benchmark or have the same volume or liquidity as did such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the impact or effect of such alternative, successor or replacement reference rate or Benchmark Replacement Conforming Changes on any other financial products or agreements in effect or offered to any obligor or any of their respective affiliates, including, without limitation, any swap agreement or hedging agreement. Bank may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank as of the date hereof, each of which representations and warranties will survive the execution of this Agreement and will continue in full force and effect until the full and final payment, and satisfaction and discharge of all Obligations:

3.1EXISTENCE AND QUALIFICATION; POWER.  Borrower is a corporation or limited liability company duly organized or formed, and validly existing.  Borrower is duly qualified or registered to transact business and is in good standing in its state of organization or formation and in each other jurisdiction in which the conduct of its business or the ownership of its properties makes such qualification or registration necessary.  Borrower has all requisite power and/or other authority to conduct its business, to own its properties, to execute and deliver this Agreement and each Loan Document to which it is a party, to borrow hereunder, to grant a security interest in the Collateral to Bank, and to perform its Obligations.
3.2ENFORCEABILITY.  This Agreement is, and each of the other Loan Documents when delivered to Bank will be, duly executed and delivered by Borrower or Guarantor (if any), as applicable, and constitutes the legal, valid and binding obligations of Borrower or Guarantor (if any), as applicable, enforceable against Borrower or Guarantor (if any), as applicable, in accordance with their respective terms, subject to bankruptcy, insolvency, moratorium or other laws affecting the enforceability of rights of creditors generally.
3.3COMPLIANCE WITH LAWS.  Borrower is in compliance with all laws, regulations and other legal requirements applicable to its business (including, without limitation, all applicable federal or state environmental laws), has obtained all authorizations, consents, approvals, orders, licenses and permits from all applicable governmental authorities, and has made or accomplished (or obtained exemptions from) all filings, registrations and qualifications that are necessary for the transaction of its business.
3.4AUTHORITY; COMPLIANCE WITH OTHER AGREEMENTS.  The execution, delivery and performance by Borrower of this Agreement and the other Loan Documents to which it is a party have been duly authorized by all necessary organizational action, as applicable, and do not and will not: require any consent or approval not heretofore obtained of any Person; violate or conflict with any provision of Borrower’s organizational documents; or result in a breach by Borrower or constitute a default by Borrower under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other contractual obligation to which Borrower is a party or by which Borrower or any of its property is bound or affected.

3.5FINANCIAL STATEMENTS; NO MATERIAL ADVERSE CHANGE.  All financial statements and information of Borrower furnished to Bank are complete and correct and fairly present the financial condition of Borrower as of the date thereof and for the applicable period then ending.  No Material Adverse Change has occurred since the date of this Agreement.
3.6NO LITIGATION.  No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to Borrower’s knowledge, threatened in writing against Borrower or any of its Subsidiaries which could reasonably be expected to result in a Material Adverse Change.
3.7OWNERSHIP OF PROPERTIES; LIENS.  Borrower owns good title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever, free and clear of all Liens, charges and claims except for Permitted Liens.  No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except filings evidencing Permitted Liens.
3.8EQUITY OWNERSHIP; SUBSIDIARIES.  All issued and outstanding Equity Interests of Borrower and each of its Subsidiaries are duly authorized and validly issued and, if applicable, are fully paid and non-assessable, and free and clear of all Liens other than Permitted Liens.
3.9SOLVENCY.  Immediately prior to and after giving effect to each borrowing hereunder and the use of the proceeds thereof, and giving effect to all rights of contribution, the fair value of the assets of Borrower is and will be greater than the amount of its liabilities, as such value is established and liabilities evaluated in accordance with applicable Debtor Relief Laws.
3.10REGULATIONS T, U AND X; INVESTMENT COMPANY ACT.  No part of the proceeds of the Loan will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any margin stock within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System.  Borrower is not or is not required to be registered as an “investment company” under the Investment Company Act of 1940.
3.11SANCTIONS; ANTI-CORRUPTION.
(a)Sanctions.  None of Borrower, any Guarantor (if any), any of their respective Subsidiaries or, to the knowledge of Borrower, any director, officer, manager, employee, agent, or affiliate of Borrower or any of their respective Subsidiaries is a Person that is, or is owned or controlled by Persons that are: the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.
(b)Anti-Corruption.  Borrower, its Subsidiaries and their respective directors, officers, managers, and employees and, to the knowledge of Borrower, the agents of Borrower and its Subsidiaries, are in compliance with all applicable Sanctions and with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law.  Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with the FCPA and all other applicable anti-corruption laws.

3.12NO OTHER LIENS.  Borrower has not granted or suffered to exist any Lien on any of its assets or properties, except in favor of Bank and except for Permitted Liens.
3.13FULL DISCLOSURE.  No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such certificates and statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not materially misleading.  As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.
3.14INTELLECTUAL PROPERTY.
(a)Borrower owns all of its Intellectual Property free and clear of all Liens, charges and claims except for Permitted Liens.
(b)The License Agreement is in full force and effect and no material defaults currently exist thereunder.
ARTICLE 4
CONDITIONS
4.1CONDITIONS OF INITIAL EXTENSION OF CREDIT.  In addition to the discretion of Bank, the obligation of Bank to make the Term Loan under this Agreement is subject to the fulfillment to Bank’s satisfaction of each of the following conditions precedent:
(a)Loan Documents.  All Loan Documents and all other documents relating to this Agreement will have been duly executed and delivered;
(b)Assignment Agreement. Borrower and Holdco shall have entered into the Assignment Agreement and provided to Bank evidence reasonably satisfactory to Bank that the Assignment Agreement shall have been submitted to the United States Patent and Trademark Office for recordation therein.
(c)Secretary’s Certificate.  Bank will have received a certificate of the Secretary (or the equivalent) of Borrower, attaching and certifying copies of the resolutions of its board of directors, managers, members and/or other equivalent governing body, as applicable, authorizing the execution, delivery and performance of the Loan Documents and certifying the name, title and true signature of each officer executing the Loan Documents;
(d)Lien Searches and Filings.  (i) Uniform Commercial Code and other searches, the results of which will be satisfactory to Bank, will have been completed and no filings describing the Collateral shall exist (unless such Liens (x) will be released or subordinated to Bank’s Liens or (y) relate to Permitted Liens) and (ii) all Uniform Commercial Code and other filings deemed necessary by Bank will have been submitted for filing with the appropriate filing office;
(e)Financial Information and Projections.  Bank shall have received all financial information of Borrower requested by Bank, including, without limitation, all financial projections for the current fiscal year, which reflect pro forma compliance with all financial covenants set forth in this Agreement;
(f)Licenses and Approvals.  Borrower will have received all licenses, approvals and certifications required by any governmental authority necessary in connection with the execution of this Agreement and the Loan Documents and the completion of the transactions contemplated by this Agreement;
(g)Fees and Expenses.  Borrower shall have paid all of Bank’s fees, expenses and charges in connection with the preparation of the Loan Documents including, but not limited to, the reasonable and documented fees and expenses of Bank’s attorneys;
(h)Deposit Accounts.  Borrower shall have opened its operating and collections accounts with Bank and after having been given access to such accounts, use “IDB Access”, Bank’s cash management system;
(i)KYC Requirements.  Bank shall have received, at least five (5) days prior to the Closing Date, all documentation and other information required by bank regulatory authorities or reasonably requested by Bank under or in respect of applicable “know your customer” and anti-money laundering legal requirements including the Patriot Act and, if Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to Borrower;
(j)Representations and Warranties.  The representations and warranties of Borrower contained in this Agreement and in the other Loan Documents shall be true and correct on and as of the Closing Date;
(k)No Default or Event of Default.  No Default or Event of Default shall have occurred and be continuing on the Closing Date, nor shall either result from the making of the Term Loan; and
(l)No Material Adverse Change.  There shall have been no Material Adverse Change since the date of the most recent audited financial statements provided to Bank prior to Closing Date, and there shall be no pending or threatened action, suit, investigation or proceeding that could result in a Material Adverse Change with respect to Borrower or any of its Subsidiaries (if any) or any Guarantor (if any).
ARTICLE 5
AFFIRMATIVE COVENANTS

Borrower covenants that so long as this Agreement is in effect or any Obligations remain outstanding, Borrower shall:

5.1FINANCIAL STATEMENTS AND INFORMATION.  Furnish to Bank:
(a)Annual Reviewed and Audited Financial Statements.  Within one hundred twenty (120) days after the end of each of its fiscal years, (i) reviewed consolidated (if applicable) financial statements of Borrower and (ii) audited consolidated financial statements of Parent, including balance sheets, statements of income, and statements of cash flows for such fiscal year, setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year, all in reasonable detail and accompanied by a report thereon of Borrower’s independent certified public accountants, which accountants shall be reasonably acceptable to Bank, together with management’s discussion and analysis of the fiscal year’s operating and financial results.  Such accountants’ report shall be unqualified as to scope of audit and shall not be qualified as to going concern, and shall state that such financial statements present fairly the financial condition as at the end of such fiscal year, and the results of operations and cash flows for such fiscal year of Borrower in accordance with GAAP consistently applied;
(b)Quarterly Financial Statements.  Within ninety (90) days after the end of each of its fiscal quarters, a quarterly income statement and balance sheet as at the end of such quarter and the related statements of income and retained earnings and cash flows, and internal management reports of Borrower, Holdco and Parent for such quarter, and the portion of the fiscal year ended at the end of such quarter, all in reasonable detail and certified by the chief financial officer (or other Responsible Officer acceptable to Bank in its sole discretion) of Borrower that they are complete and correct and that they present fairly in all material respects the financial condition as at the end of such quarter, and the results of operations for such quarter and such portion of the fiscal year of Borrower in accordance with GAAP consistently applied (except for normal year-end adjustments and the absence of footnotes);
(c)Compliance Certificates.  Simultaneously with the financial statements described in clauses (a) and (b) above for each fiscal year and quarter, as applicable, a Compliance Certificate demonstrating in reasonable detail compliance with the applicable financial covenants set forth in Section 5.2;
(d)Royalty Reports.  Within sixty (60) days after the end of each fiscal quarter, a detailed report regarding the Guaranteed Minimum Royalties compared against actual royalty payments received in respect of the Trademarks, certified by the chief financial officer (or other Responsible Officer acceptable to Bank in its sole discretion) of Borrower that they are complete and correct, all in form and substance reasonably satisfactory to Bank;
(e)Projections.  On or before November 30 of each year, cash flow projections (inclusive of royalty projections) in form and substance reasonably satisfactory to Bank; and
(f)Additional Information.  Promptly following Bank’s request therefor, such additional information regarding Borrower and its business, operations, asset and properties as Bank may reasonably request.
5.2FINANCIAL COVENANTS.  Comply with each of the following financial covenants:
(a)Guaranteed Minimum Royalty Ratio. Maintain a Guaranteed Minimum Royalty Ratio as at the last day of each fiscal year set forth below shall be no less than the amount set forth below for such fiscal year:
Fiscal Year	Guaranteed Minimum Royalty Ratio
2023	1.15 to 1.0

2024	1.15 to 1.0
2025	1.20 to 1.0
2026 and thereafter	1.25 to 1.0
(b)Fixed Charge Coverage Ratio.  Maintain a Fixed Charge Coverage Ratio as at the last day of each fiscal year, commencing with the fiscal year ended December 31, 2024, of no less than 1.10 to 1.0.
(c)Minimum Cash Balances.  Borrower shall maintain at all times in its primary operating account at Bank a cash balance of not less than $250,000, as evidenced by the account statements provided by Bank.
5.3EXISTENCE; CONDUCT OF BUSINESS.  Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges and franchises material to the conduct of its business.
5.4ACCOUNTING RECORDS; INSPECTIONS; APPRAISALS.  Maintain a system of accounting that enables Borrower to produce financial statements in accordance with GAAP.  Borrower will permit any representative of Bank, upon reasonable prior written notice and at any reasonable time during Borrower’s normal business hours, to inspect, audit and examine such books and records and to make copies of the same, provided that Bank shall not make such inspections, audits and exams more than once during any calendar year, unless an Event of Default exists.
5.5COMPLIANCE.  (a) Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary or desirable for the conduct of its business; (b) comply with the provisions of all documents under which Borrower is organized and/or which govern Borrower’s continued existence, and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business; and (c) maintain in effect policies and procedures designed to promote compliance by Borrower, its Subsidiaries, and their respective directors, officers, managers, employees, and agents with applicable Sanctions and with the FCPA and any other applicable anti-corruption laws.
5.6MAINTENANCE OF PROPERTIES.  Keep all properties useful or necessary to Borrower’s business in good repair and condition, and from time to time make necessary repairs, renewals and replacements so that such properties will be fully and efficiently preserved and maintained.
5.7TAXES AND OTHER LIABILITIES.  Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, other than any of the foregoing being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserves, as shall be required in conformity with GAAP, shall have been made therefor, and in the case of any tax or claim that has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such tax or claim or (b) the failure to so pay could not reasonably be expected, individually or in the aggregate, to constitute a Material Adverse Change.

5.8NOTICE TO BANK.  Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Default or Event of Default; (b) a violation of any law, rule or regulation by Borrower; (c) any termination or cancellation of any insurance policy which Borrower is required to maintain; (d) any litigation pending or, to the knowledge of Borrower, threatened against Borrower that, if adversely determined would result in liability of Borrower in excess of the Notice Threshold Amount; (e) any dispute or claims by Licensee with respect to the License Agreement exceeding individually or in the aggregate the Notice Threshold Amount; (f) the occurrence of a Material Adverse Change; (g) any change in the name, jurisdiction of organization, or organizational structure of Borrower; or (h) any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.
5.9INSURANCE.  Maintain insurance customary in coverage and amounts for the business in which it is engaged, including, without limitation, general liability insurance, in each case, in form, substance, amounts, under agreements and with insurers reasonably acceptable to Bank.  The insurance policies must contain endorsements acceptable to Bank naming Bank as sole lender loss payee with regard to property coverage and as additional insured with regard to liability coverage.
5.10DEPOSITORY RELATIONSHIP; COMPENSATING BALANCE.
(a)Maintain all of its operating and collections accounts with Bank.
(b)Maintain with Bank deposit accounts (including without limitation the accounts maintained with Bank pursuant to Section 5.10(a)) having average monthly balances, in the aggregate, of no less than $1,000,000 (“Minimum Compensating Balance”). To the extent and for such period of time as Borrower’s deposit account balances at Bank, when aggregated with Holdco’s and Parent’s deposit account balances at Bank, are less than the Minimum Compensating Balance (the Minimum Compensating Balance less the deposit account balances is hereinafter referred to as the “Deficiency Amount”), Borrower shall be subject to a deficiency charge, payable to Bank on a quarterly basis, calculated by multiplying the Deficiency Amount by an interest rate per annum equal to 4.00%.
5.11COOPERATION.  Take such actions and execute and deliver to Bank such instruments and documents as Bank may from time to time reasonably request (including obtaining agreements from third parties as Bank deems necessary) to create, maintain, preserve and protect Bank’s first-priority security interest in the Collateral (subject to Permitted Liens which are expressly allowed hereby to have priority over Bank’s Liens) and Bank’s rights in the Collateral and to carry out the intent of this Agreement and the other Loan Documents.
5.12INTELLECTUAL PROPERTY.
(a)With respect to any and all Intellectual Property, maintain and protect the same and take and assert any and all remedies available to Borrower to prevent any other Person from infringing upon or claiming any interest in any such Intellectual Property other than the interest of Licensee.
(b)Notify Bank promptly of (i) the filing of any patent, copyright or trademark application by Borrower; (ii) the grant of any patent, copyright or trademark to Borrower; or (iii) Borrower’s intent to abandon a patent, copyright or trademark; provided, that Borrower shall not abandon any patent, copyright or trademark without Bank’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned if (x) such patent, copyright or trademark, as applicable, is not material to the conduct of Borrower’s business and (y) such abandonment would not violate the terms of the License Agreement.
(c)If requested by Bank, (i) execute and deliver to Bank security agreements, financing statements, patent mortgages or such other documents, in form and substance reasonably acceptable to Bank, necessary to perfect and maintain Bank’s security interest in all existing and future Intellectual Property owned by Borrower; and (ii) furnish Bank with evidence satisfactory to Bank that all actions necessary to maintain and protect all Intellectual Property owned by Borrower have been taken in a timely manner.
5.13DIRECTION OF PROCEEDS.  On or prior to October 30, 2023, direct Licensee pursuant to the Payment Direction Notice to remit directly to the account set forth on Schedule 5.13 annexed hereto or such other account as Bank shall direct all royalties and funds otherwise payable to Borrower pursuant to the License Agreement.  Prior to the occurrence and continuance of an Event of Default, all such payments received by Bank (i) shall be applied to the next regularly scheduled payment of principal of and accrued interest on the Term Loan until paid in full, and (ii) the balance, if any, shall remitted to Borrower’s operating account at Bank.
5.14INTEREST RATE PROTECTION.  Borrower shall enter into one or more Hedging Transactions for no less than the notional amount of $5,000,000 in respect of the Term Loan, in each case on terms and with counterparties reasonably acceptable to Bank.
5.15Post-Closing Deliverables. Within thirty (30) days after the Closing Date, all insurance policies and other documents, agreements and actions required by this Agreement and the other Loan Documents will have been completed and will be in place with Bank named as lender’s loss payee or additional insured, as applicable, on each such policy.
ARTICLE 6
NEGATIVE COVENANTS

Borrower covenants that so long as this Agreement is in effect or any Obligations remain outstanding, Borrower shall not:

6.1USE OF PROCEEDS.  Use any of the proceeds of the Term Loan for purposes other than for working capital and other general corporate purposes of Borrower (including without limitation for making cash distributions to the members of Borrower), or in contravention of any provision of this Agreement or any other Loan Document.
6.2OTHER INDEBTEDNESS.  Create, incur, assume or permit to exist any Indebtedness of Borrower, except the Obligations and Permitted Indebtedness.
6.3MERGER, CONSOLIDATION, TRANSFER OF ASSETS, TRANSACTIONS OUTSIDE THE ORDINARY COURSE OF BUSINESS.  Cause, permit, participate in or suffer to occur or exist, any of the following: (a) any merger or consolidation with any other Person; (b) any substantial change in the nature of Borrower’s business as conducted as of the Closing Date; (c) any material change in the existing executive management personnel of Borrower; (d) Borrower’s entry into any joint venture, partnership or limited liability company as a member or partner; (e) any acquisition of all or substantially all of the assets of any other Person (or any division, business unit or line of business of any other entity), or any assets outside the ordinary course of Borrower’s business; (f) any sale, lease, transfer or other disposition of any of Borrower’s assets, except pursuant to the License Agreement; (g) the creation or acquisition of any Subsidiary; (h) entry into any other transaction outside the ordinary course of business (including any sale and leaseback transaction); or (i) any liquidation, winding-up, or dissolution of Borrower or suspension of Borrower’s business or cessation of operation of a substantial portion of its business.
6.4LOANS, ADVANCES, INVESTMENTS.  Make any investment in any Person, whether in the form of loans, advances, guarantees, capital contributions, or other investment, other than Permitted Investments, or acquisition of any Equity Interests or Indebtedness of any Person.
6.5DIVIDENDS, DISTRIBUTIONS.  In any fiscal year declare or pay any dividend or distribution (either in cash or any other property in respect of any Equity Interests in Borrower) or redeem, retire, repurchase or otherwise acquire any Equity Interests of Borrower in an aggregate amount in excess of Borrower’s net profit for such fiscal year, in each case so long as no Default or Event of Default has occurred and is continuing at the time thereof or would result therefrom.
6.6LIENS.  Mortgage, pledge, grant or permit to exist a security interest in, or Lien upon, all or any portion of Borrower’s assets now owned or subsequently acquired, except (i) Liens in favor of Bank and (ii) Permitted Liens.
6.7AFFILIATE TRANSACTIONS.  Directly or indirectly enter into, or permit to exist, any material transaction with any Affiliate of Borrower or make any loan or advance to an officer or Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, and are on fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.
6.8ORGANIZATIONAL CHANGES.  Change its name, chief executive office, principal residence, organizational documents, organizational identification number, state of organization, organizational identity or “location” as defined in Section 9-307 of the Code, in each case except with ten (10) Business Days’ prior written notice to Bank.
6.9CHANGE OF ACCOUNTING METHOD.  Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).
6.10SANCTIONS; ANTI-CORRUPTION USE OF PROCEEDS.  Use the proceeds of the Term Loan or any other extension of credit by Bank, directly or indirectly, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law, or to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or in any other manner that would result in a violation of Sanctions by any Person.

ARTICLE 7
EVENTS OF DEFAULT
7.1EVENTS OF DEFAULT.  The occurrence of any of the following will constitute an “Event of Default” under this Agreement:
(a)Borrower fails to make any payment of principal or interest due and payable under this Agreement or any other Loan Document when such payment is due and payable;
(b)Borrower fails to pay any other charges, fees, expenses or other monetary obligations (other than an amount payable under clause (a) of this Section) owing to Bank arising out of or incurred in connection with any Loan Document within three (3) Business Days after the date such payment is due and payable;
(c)Borrower fails to perform, comply with or observe any covenant, agreement or undertaking contained in Section 5.1, Section 5.2, Section 5.3, clause (a) of Section 5.8, Section 5.13 or Article 6 of this Agreement;
(d)Borrower fails to perform, comply with or observe any covenant, agreement or undertaking contained in any Loan Document (other than those referred to in clause (a), (b) or (c) or elsewhere of this Section 7.1) and such failure continues for thirty (30) days after the occurrence thereof;
(e)any statement, report, financial statement, or certificate made or delivered by or on behalf of Borrower or any Guarantor (if any) to Bank is not true and correct in all material respect when made or delivered, or any warranty, representation or other statement by or on behalf of Borrower contained in or made in connection with this Agreement, the other Loan Documents or in any document, agreement or instrument furnished in compliance with, relating to, or in reference to this Agreement, is false, erroneous, or misleading in any material respect when made;
(f)Borrower shall default beyond any grace period in the payment of principal, premium or interest of any Indebtedness of Borrower (other than the Obligations), when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise); or if Borrower otherwise defaults under the terms of any such Indebtedness if the effect of such default is to enable the holder of such Indebtedness to accelerate the payment of Borrower’s obligations, which are the subject thereof, prior to the maturity date or prior to the regularly scheduled date of payment;
(g)any final judgment or order exceeding $250,000 for the payment of money which is not fully and unconditionally covered by insurance or for which Borrower has not established a cash or cash equivalent reserve in the full amount of such judgment, shall be rendered against Borrower and such judgment shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied or bonded pending appeal;
(h)any non-monetary judgment or order shall be rendered against Borrower that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Change, and there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(i)Borrower or any Guarantor (if any) makes or proposes in writing, an assignment for the benefit of creditors generally, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter owned or conducted by Borrower or any such Guarantor, an Insolvency Proceeding or any other action is commenced for the dissolution or liquidation of Borrower, or the commencement of any proceeding to avoid any transaction entered into by Borrower or any Guarantor (if any), or the commencement of any case or proceeding for reorganization or liquidation of Borrower’s or any Guarantor’s debts under any Debtor Relief Law, whether instituted by or against Borrower or any Guarantor; provided, however, that Borrower or such Guarantor (if any), as applicable, shall have sixty (60) days to obtain the dismissal or discharge of an Insolvency Proceeding filed against it, it being understood that during such sixty (60) day period, Bank may seek adequate protection in any Insolvency Proceeding, or a receiver, liquidator, custodian, trustee or similar official or fiduciary is appointed for Borrower or any Guarantor or for the property of Borrower or any Guarantor;
(j)any execution or distraint process is issued against any property of Borrower or any Guarantor (if any);
(k)any indication or evidence is received by Bank that reasonably leads it to believe Borrower or any Guarantor (if any) may have directly or indirectly been engaged in any type of activity which, would be reasonably likely to result in the forfeiture of any material property of Borrower or any such Guarantor to any governmental entity, federal, state or local or Borrower or any Guarantor ceases any material portion of its business operations as presently conducted;
(l)Borrower shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due;
(m)any Lien in favor of Bank shall fail or cease to be, or shall be asserted by Borrower or any Guarantor (if any) not to be, valid, enforceable and perfected and prior to all other Liens other than Permitted Liens;
(n)Borrower or any Guarantor (if any) conceals, removes or permits to be concealed or removed any part of Borrower’s property with intent to hinder, delay, or defraud any of its creditors or makes or suffers to be made a transfer of any property, which is fraudulent under the law of any applicable jurisdiction;
(o)any material provision of the Security Agreement, any Guarantee or any other document relating to Collateral shall for any reason cease to be valid and binding on, or enforceable against, Borrower or any Guarantor (if any), or Borrower or any such Guarantor shall assert in writing or take any action to discontinue or to assert the invalidity or unenforceability of any Loan Document, or any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms;
(p)Borrower or any officer, director or owner of any of the outstanding Equity Interests of Borrower or any Guarantor (if any) shall be indicted for a felony offense under state or federal law, including without limitation any violation of any anti-money laundering, bribery, OFAC or bank fraud, or should Borrower employ an executive officer or manager, or elect a director, who has been convicted of any such felony offense, or should any Person become an owner of any of the outstanding ownership interests of Borrower who has been indicted or convicted of any such felony offense;

(q)a Change in Control shall occur; or
(r)the License Agreement for any reason shall cease to be in full force and effect.
7.2REMEDIES UPON DEMAND OR DEFAULT.  Upon demand or following the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:
(a)Declare all Obligations, whether evidenced by this Agreement or by any of the other Loan Documents or by any documents evidencing Bank Product Obligations immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 7.1(i), all Obligations shall become immediately due and payable without any action or declaration by Bank), at which time Borrower shall be obligated to immediately repay all of such Obligations in full, without presentment, demand, protest, notice of dishonor, or other notice of any kind or other requirement of any kind, all of which are hereby expressly waived by Borrower; and
(b)Exercise any or all other rights, powers and remedies available under the Security Agreement and each of the other Loan Documents, or accorded by law or equity.

All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence and during the continuation of an Event of Default, and the same are cumulative and not exclusive, and will be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE 8
MISCELLANEOUS
8.1NO WAIVER.  No delay, failure or discontinuance of Bank in exercising any right, power or remedy under, or insisting upon the strict performance of any one or more provisions of, any of the Loan Documents will affect or operate as a waiver of such right, power or remedy; nor will any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy.  Any waiver, permit, consent or approval of any kind by Bank of any breach of or default (including any Default or Event of Default) under any of the Loan Documents must be in writing and will be effective only to the extent set forth in such writing.  By accepting full or partial payment after the due date of any of the Obligations, Bank shall not be deemed to have waived the right either to require prompt payment when due and payable of all other Obligations, or to exercise any rights and remedies available to it in order to collect all such other amounts due and payable under any of the Loan Documents.
8.2NOTICES.  All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the address of such party set forth below each party’s name on the signature page of this Agreement or to such other address as any party may designate by written notice to all other parties.  Each such notice, request and demand will be deemed given or made as follows: if sent by hand delivery or overnight courier, upon delivery; if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and if sent by email or other electronic transmission, upon receipt.

8.3COSTS, EXPENSES AND ATTORNEYS’ FEES.  Borrower will pay to Bank immediately upon demand the full amount of the following (collectively, “Bank Expenses”): all payments, advances, charges, costs and expenses, including without limitation documented attorneys’ fees (to include outside counsel fees and expenses, and all allocated costs of Bank’s in-house counsel), appraisal fees, consultant fees, audit fees, and exam fees expended or incurred by Bank in connection with the negotiation and preparation of this Agreement and the other Loan Documents, perfection of Bank’s Liens in the Collateral, Bank’s continued administration of this Agreement and the other Loan Documents, and the preparation of any amendments, waivers or other agreements, instruments or documents relating to this Agreement or the other Loan Documents, or in connection with any “workout” or restructuring, the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and the prosecution or defense of any action in any way related to Borrower or any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the above incurred in connection with any Insolvency Proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other Person) relating to Borrower or any other Person and any of the Collateral and other examinations, appraisals, evaluations, audits and inspections.  All of such Bank Expenses shall (i) be reasonable under the circumstances incurred, (ii) be documented and (iii) bear interest at the then current rate of Interest accruing with respect to the Term Loan from the date of payment by Bank until repaid in full by the Borrower.  Borrower’s obligations set forth in this Section 8.3 will survive any termination of this Agreement or repayment of the Obligations and will for all purposes continue in full force and effect.
8.4TAXES.  All payments made by Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense.  In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or subsequently imposed by any jurisdiction or by any political subdivision or taxing authority and all related interest, penalties or similar liabilities (collectively, “Taxes”), provided that Bank shall have provided Borrower with an executed IRS Form W-9 (or other applicable tax form reasonably requested by Borrower) that indicates that Bank is exempt from U.S. federal backup withholding tax; provided, further, that, in the event any deduction or withholding of such Taxes is required, then, (i) unless such taxes are those described in clauses (b) through (d) of the definition of Excluded Taxes, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant governmental authority in accordance with applicable law.
8.5GENERAL.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that Borrower may not assign or transfer any of its interests, rights or obligations under this Agreement or any other Loan Document without Bank’s prior written consent.  Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under this Agreement and the other Loan Documents.  This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter of this Agreement.  This Agreement may be amended or modified only in writing signed by each party to this Agreement.  This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other Person will be a third-party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.  If any provision of this Agreement or any other Loan Document will be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement or the other Loan Documents.  This Agreement may be executed in any number of counterparts, each of which when executed and delivered will be deemed to be an original, and all of which when taken together will constitute one and the same Agreement.  If more than one, the liability of Borrower under this Agreement will be joint and several.  Delivery of an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement and any party’s failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.
8.6INDEMNITY.  Borrower indemnifies Bank and its Affiliates, Subsidiaries, directors, officers, employees, representatives, agents, and attorneys (collectively, the “Indemnified Parties”, and each, an “Indemnified Party”), and holds them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable attorneys’ fees), of every kind, which any Indemnified Party may sustain or incur, or which may be asserted against any Indemnified Party by any third party, in each case, based upon or arising out of any of the Obligations, this Agreement, any of the Loan Documents, or the Collateral or any relationship or agreement between Bank and Borrower, or any other matter, relating to Borrower, the Obligations or the Collateral; provided that this indemnity will not extend to damages asserted by any Indemnified Party that a court of competent jurisdiction finally determines in a non-appealable judgment to have been caused by such Indemnified Party’s own gross negligence or willful misconduct.  Regardless of any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section 8.6 will survive any termination of this Agreement or repayment of the Obligations and will for all purposes continue in full force and effect.
8.7CHOICE OF LAW: FORUM SELECTION: CONSENT TO JURISDICTION.  This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of New York (excluding the choice of law rules thereof).  Borrower hereby irrevocably submits to the jurisdiction of any New York court or the courts of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan in any action or proceeding arising out of or relating to this Agreement, and hereby irrevocably waives any objection to the laying of venue of any such action or proceeding in any such court and any claim that any such action or proceeding has been brought in an inconvenient forum.  A final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.
8.8CONSEQUENTIAL DAMAGES.  No claim may be made by Borrower against Bank, or any Affiliate, Subsidiary, director, officer, employee, representative, agent, attorney or attorney-in-fact of any of them for any special, indirect, consequential, or punitive damages in respect of any claim for breach of contract or other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Loan Document or any related act, omission, or event, and Borrower waives, releases, and agrees not to sue upon any claim for such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

8.9SAVINGS CLAUSE.  If at any time the interest rate set forth in any of the Loan Documents exceeds the maximum interest rate allowable under applicable law, the interest rate will be deemed to be such maximum interest rate allowable under applicable law.
8.10RIDERS; SCHEDULES.  This Agreement may be supplemented by one or more riders and/or schedules.  In the event of any conflict between the terms of this Agreement and any rider or schedule, the terms of the rider or schedule, as applicable, shall control.
8.11RIGHT OF SETOFF; DEPOSIT ACCOUNTS.  Upon and after the occurrence of an Event of Default, Borrower authorizes Bank, at any time and from time to time, without notice, which is hereby expressly waived by Borrower, and whether or not Bank will have declared any extension of credit under this Agreement to be due and payable in accordance with the terms of this Agreement, to set off against, and to appropriate and apply to the payment of, the Obligations (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by Bank to Borrower (whether matured or unmatured, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced), and pending any such action, to the extent necessary, to hold such amounts as collateral to secure such the Obligations and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Bank, in its sole discretion, may elect.  For the avoidance of doubt, Borrower acknowledges that pursuant to Security Agreement Borrower has granted to Bank a security interest in all deposits and accounts maintained with Bank to secure the payment of all Obligations.
8.12CONFIDENTIALITY.  Bank agrees that material, non-public information regarding Borrower, its operations, assets, and existing and contemplated business plans will be treated by Bank in a confidential manner, and will not be disclosed by Bank to Persons who are not parties to this Agreement, except (a) to Bank’s Affiliates, and Bank’s and Bank’s Affiliates’ respective attorneys, representatives, agents and other advisors and to officers, directors and employees, (b) as required by law, rule, regulation or by any court, governmental, regulatory or self-regulatory authority, (c) as agreed by Borrower in writing, (d) if such information becomes generally available to the public other than as a result of a breach of this Section, (e) in connection with (i) any litigation or adversary proceeding involving claims related to this Agreement, or (ii) the assignment or participation of Bank’s interest in this Agreement, provided that the related assignee or participant is informed of the confidential nature of such information and agrees in writing to maintain the confidentiality thereof, (f) to equity owners of Borrower, and (g) in connection with the exercise by Bank of any right or remedy under this Agreement, any other Loan Document or at law.  Bank may use the name, logos, and other insignia of Borrower and the maximum amount of the credit facilities provided under this Agreement in any “tombstone” or comparable advertising, on its website or in other marketing materials of Bank with the prior written approval of Borrower.
8.13PATRIOT ACT NOTICE.  Bank notifies Borrower that pursuant to the requirements of the Patriot Act, Bank is required to obtain, verify and record information that identifies Borrower and any Guarantor, which information includes the name and address of Borrower and each such Guarantor and other information that will allow Bank to identify Borrower and each such Guarantor in accordance with the Patriot Act.  In addition, if Bank is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct Patriot Act searches, OFAC/PEP searches, and customary individual background checks for Borrower and any Guarantor, and OFAC/PEP searches and customary individual  background checks of Borrower’s senior management and key principals, and Borrower agrees, and agrees to cause each such Guarantor, to cooperate in respect of the conduct of such searches and further agree that the reasonable costs and charges for such searches shall constitute Bank Expenses, and pursuant to the Beneficial Ownership Regulation, it is required to obtain a Beneficial Ownership Certificate.
8.14WAIVER OF JURY TRIAL.  EACH OF BANK AND BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.  EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION.
8.15NO ADVISORY OR FIDUCIARY RESPONSIBILITY. Borrower represents and warrants that (a) to the extent it has deemed appropriate, Borrower has consulted its own legal, accounting, regulatory and tax advisors, which advisors have been selected of Borrower’s own free will, and (b) Borrower is capable of evaluating and understanding, and understands and accepts, the terms, risks, waivers and conditions of the transactions contemplated hereby and by the other Loan Documents.

[Remainder of page intentionally blank; signature page follows.]

The parties have caused this Agreement to be executed as of the date first set forth above.

BORROWER:

H HALSTON IP, LLC

By: _/s/ Robert D’Loren______________

Name: Robert D’Loren

Title: Chief Executive Officer

Address:

1333 Broadway, 10th Floor

New York, New York 10018

Attention: Robert D’Loren

Email: rdloren@xcelbrands.com

BANK:

ISRAEL DISCOUNT BANK OF NEW YORK

By: _/s/ Mitchell Barnett ________________

Name: Mitchell Barnett

Title: Senior Vice President

By: _/s/ Ender Cetin_____________________

Name: Ender Cetin

Title: Senior Vice President

Address:

1114 Avenue of the Americas, 9th Floor

New York, New York 10036

Attention: Mitchell Barnett

Email: mbarnett@idbny.com

Term Loan Agreement Signature PAge

EXHIBIT 5.1(c)

Form of Compliance Certificate

Attached.

SCHEDULE 5.13

Account Information

ISRAEL DISCOUNT BANK (IDBBANK)
1114 Avenue of the Americas
New York, NY 10036
ABA #: 026009768

A/C Name: IDB BANK FBO H HALSTON IP LLC
A/C #: <REDACATED>
Ref: H Halston IP LLC